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                                                             Exhibit 99.26(d)(6)

MINNESOTA LIFE                                                       ENDORSEMENT

Minnesota Life Insurance Company - Individual Policy Issues - 400 Robert Street North - St. Paul, Minnesota 55101-2098

Before we issued your policy, we made the following changes.

The paragraph and schedule "OPTION 3 - LIFE INCOME" in the "PAYMENT OF PROCEEDS"
section is amended to read as follows:

     OPTION 3 - LIFE INCOME

     Monthly payments for the life of the person who is to receive income. We will require satisfactory proof of the person's age. Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any ages not shown will be furnished upon request.

                      LIFE INCOME WITH PAYMENTS
                           GUARANTEED FOR
                    -----------------------------
AGE   LIFE INCOME   5 YEARS   10 YEARS   20 YEARS
---   -----------   -------   --------   --------
 50      $4.37       $4.36      $4.33      $4.18
 55       4.87        4.85       4.79       4.51
 60       5.56        5.52       5.39       4.85
 65       6.51        6.41       6.13       5.16
 70       7.86        7.64       7.03       5.38

     If, at the time this option is elected, a greater amount of income can be provided by applying the policy proceeds at our then current settlement option rates, we will use the more favorable current rates.

The paragraph "WHAT IF THE INSURED'S AGE OR GENDER IS MISSTATED?" in the "ADDITIONAL INFORMATION" section is amended to read as follows:

     WHAT IF THE INSURED'S AGE IS MISSTATED?

     If the insured's age has been misstated, the amount of proceeds will be adjusted to reflect the cost of insurance charges based upon the insured's correct age.


/s/ Dennis E. Prohofsky                /s/ Robert L. Senkler
-----------------------------------    -----------------------------------------
Secretary                              President